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                                                          Exhibit (10)(iii)(A)10

                                 August 8, 1995

Mr. Donald K. Peterson
11 Breckenridge
Nashville, TN 37215

Dear Don,

This offer letter completely replaces my offers of employment dated July 28 and August 2, 1995 and supersedes all other oral and written communications on this subject.

It gives me great pleasure to offer you a Senior Management position within AT&T (the Company). In addition to confirming my offer, this letter will detail the terms and conditions of your employment and outline the current major features of AT&T's compensation and benefit plans and practices.

      Assumption of Duties: Effective on or about September 1, 1995, you will assume the position of CFO within the Communications Services with a dual reporting relationship to Alex Mandl, Executive Vice President AT&T and CEO Communications Services Group and to Rick Miller, Executive Vice President AT&T and Chief Financial Officer.

      Base Salary: Your initial base salary will be $325,000 per year. This rate will increase annually to reflect individual performance and base salary structure changes applicable to similarly situated Senior Managers. Your first review for your base salary level will be effective January 1996.

      Annual Incentive: The annual incentives for Senior Managers currently take the form of (1) AT&T Performance Award (APA), (2) Merit Award (MA), and
      (3) Unit Performance Award (UPA).

      (1)   AT&T Performance Award (APA) is predicated on corporate performance.

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      (2)   Merit Award (MA) is driven by individual and team contributions.

      (3) Unit Performance Award (UPA) is predicated on your organization meeting its financial targets.

Except as reflected below in the "Guaranteed 1995 Annual Incentive" provision, the Company cannot make any definitive representations regarding the continuation of the APA/MA/UPA format or the size of individual awards under these plans. The following information, however, will provide a frame of reference regarding the potential size of your annual incentive. Based on your initial base salary, your 1995 target (not actual) APA/MA is $113,000 and your target (not actual) UPA is $61,000. These awards are payable in the first quarter of 1996 and will be prorated to reflect partial 1995 service.

Guaranteed 1995 Annual Incentive Amount: In the event that your earned prorated 1995 APA/MA/UPA (see above provision) is less than $58,000 (assuming a September 1, 1995 start date), you will be provided a lump sum that, when combined with your actual earned APA/MA/UPA, will total $58,000. In the event that your earned prorated 1995 APA/MA/UPA is higher than $58,000, you would receive that higher amount and no lump sum would be payable under this Guaranteed 1995 Annual Incentive Amount provision.

It is understood that this minimum guaranteed incentive award for performance year 1995 shall not in any way be construed as a precedent for future performance years.

AT&T Long Term Incentives:

--AT&T Performance Shares: Effective on your date of hire, you will receive 2,366 AT&T Performance Shares covering the 1995-97 performance period (payout, if any, is in the first quarter of 1998). This is the 1995 standard grant for your Senior Management position. Historically, such awards have been made annually. Performance shares, which are equivalent in value to AT&T common shares, are awarded based on position rate at the beginning of a three-year performance period. Payout of from 0% to 150% of such Performance Shares is made in the form of cash and/or AT&T shares at the end of the performance period based on the Company's return to equity performance as approved annually by the Board of Directors. Dividend equivalents are paid quarterly on all undistributed Performance Shares.

--AT&T Stock Options: Effective on the date of your hire, you will be awarded 8,256 AT&T Stock Options. This is the 1995 standard grant for your Senior Management position. Historically, standard stock option grants have been made in January of each year to Senior Managers. Currently, the term of the stock option grant is ten years. Assuming continued Company employment,

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stock options vest as follows: one-third of the options will vest on the first anniversary of the date of grant, one-third on the second anniversary, and one-third on the third anniversary of the date of grant. The option price is 100% of market price on date of grant, e.g., your date of hire for the 1995 award. As with the Annual Incentive Awards, Long Term Incentives are closely liked with the Company's strategy to meet the challenges of an ever changing marketplace. Accordingly, other than the initial grant, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants.

Hiring Bonus: In order to address certain forfeitures, (e.g., Stock Options) prompted by leaving your current employer and to incent you to join AT&T, the Company will provide you with the following:

(I) You will be granted the following "Seasoned" AT&T Performance Shares under the Company's Long Term Incentive Program:

      -- 2,366 AT&T Performance Shares (1993-95 Performance Period, payable in 1996)

      -- 2,366 AT&T Performance Shares (1994-96 Performance Period, payable in 1997)

      Dividend equivalent payments will be made on the above Performance Share awards.

(II) You will be provided a one-time cash hiring bonus of $111,000 payable within 30 days of your date of hire.

(III) You will receive a one-time "extra" (over and above the standard annual award) grant of 24,100 AT&T Stock Options. These "extra" Stock Options will cliff vest at the end of three years of employment with the Company.

(IV) In the event you forfeit your 1995 annual bonus (payable in 1996) from your current employer, you will receive a one-time cash payment related to the amount forfeited, (where the amount forfeited is based on the actual months of employment at this employer during 1995). Based on an August 31, 1995 termination from your current employer, and an above target payout of $166,000, this cash payment would be $111,000. Such amount will be payable within 30 days of your date of hire.

(V) The Company will provide you a housing loan up to $250,000 on terms which are generally comparable to those provided by your current employer.

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(VI)  In the event you are prevented from exercising your vested stock options
      (or are required to repay to your current employer the bargain spread on such options), the Company will reimburse you up to $89,000 for such forfeiture.

Severance Benefit: In the event of any Company initiated termination other than for disability or for "cause" (as defined below), within 36 months from the effective date of your employment you will be entitled to a payment equal to the higher of (1) $650,000 or (2) 200% of your annual base salary in effect on the date of such termination, such payment to be made in the month following the month of termination.

Such payment as described above in this Severance Benefit provision as well as any "DCA" benefits payable to you under the "Special Deferred Compensation Account" provision (below) related to a Company initiated termination, will be conditioned upon you signing a release and agreement not to sue the Company. The form of this release and agreement will be that then in use for AT&T Senior Managers.

For purposes of this employment letter, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty to nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company, or (3) violation of the Company's Code of Conduct.

Senior Management Employee Benefit Plans: Attachment A outlines the benefits available to you under various Senior Management, mid-career and employee benefit plans, programs and practices. In addition, under the provisions of the Mid-Career Hire Program you will be eligible for the following benefits:

Mid-Career Pension: Managers hired at age thirty-five and over at salary band D and above who retire or terminate employment at Executive level or above will be eligible for supplemental pension benefits from the AT&T Mid-Career Hire Pension Plan provided they have at least five years service credited while at or above Executive level. (The Senior Management position you would be hired into is above the Executive level). These supplemental pension payments are in addition to those provided by other existing plans. For example: under the Plan's current terms and conditions, a participant hired at age 46 and retired at age 65 would receive extra pension credit for 16 years at approximately one half the rate under the AT&T Management Pension Plan.

Special Deferred Compensation Account: Beginning on your date of hire, $190,000 will be credited in your name in an individual Deferred Compensation Account
(DCA). You will have no ownership interest in the DCA nor in any asset of the Company and you may not assign or pledge the DCA. You will have

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no right to receive any part of the DCA except as provided below under the
"Vesting, Forfeiture, and Distribution of DCA" paragraphs. Such credited DCA shall bear interest from the first day following the effective date of your AT&T employment. The interest credited thereon will be compounded as of the end of each calendar quarter for as long as any sums remain in the DCA, and the quarterly rate of interest applied at the end of any calendar quarter shall be one-quarter of the average 30-year Treasury Note rate for the previous quarter.

Vesting, Forfeiture, and Distribution of DCA: In the event of your termination of employment prior to August 13, 2009, for any reason other than death, "long term disability" (as defined below), or Company initiated termination for other than "cause" (as defined below), all amounts credited to your DCA will be canceled, and you will not receive any distribution from the DCA.

In the event of your termination of employment, prior to August 13, 2009, because of death or "long term disability," the amount credited to your DCA as of such termination will become vested. Your DCA balance as of your date of death or termination will be distributed to you, or in the case of death, to your designated beneficiary (or to your estate if no beneficiary has designated), within 30 business days after your termination or death.

In the event of your termination of employment from your date of hire to August 13, 2009, as a result of a Company initiated termination for other than "cause" (as defined below), your DCA will vest in full at such date and all amounts credited to the DCA as of your termination of employment will be distributed to you within 30 business days after your termination of employment.

As of August 13, 2009, all amounts then credited to your DCA will vest in full, assuming your continued employment to such date with the Company or any affiliate of the Company. Any amounts credited to your DCA subsequent to August 13, 2009 will vest as credited.

In the event of your termination of employment on or subsequent to August 13, 2009, because of death all amounts credited to your DCA as of your date of death will be distributed to your designated beneficiary (or to your estate if no beneficiary has been designated), within 30 business days after your death.

In the event of your termination of employment on or subsequent to August 13, 2009, for any reason other than for death, then all amounts credited to your DCA as of your termination of employment will be distributed to you in ten approximately equal annual installments. Interest will continue to be credited on the outstanding balance in your DCA.

Notwithstanding any other provision of this Special Deferred Compensation Account, in the event of your termination of employment for "cause", at any time

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from your date of hire to August 13, 2009, all amounts credited to your DCA will be canceled and forfeited in their entirety, and you will not receive any distribution from the DCA. For purposes of this DCA provision, "cause" shall be as defined in the Severance Benefit provision above. For purposes of this DCA provision, "long term disability" will mean your termination of Company employment with eligibility to receive long term disability benefits under the AT&T Long Term Disability Plan for Salaried Employees or a replacement or comparable affiliate plan.

The payments from the DCA are in addition to and not in lieu of any pension, savings or other defined benefit or defined contribution type retirement plans of the Company in which you would be eligible to participate as an AT&T employee or AT&T Senior Manager. Accordingly, the DCA will not affect your participation or potential participation in such plans. The DCA, however, is not includable in the base for calculating any AT&T employee or Senior Manager benefits.

Payout of the DCA, when payable in ten installments, will commence on the first day of the calendar quarter next following the end of the month in which you terminate employment.

Relocation Plan: You will be eligible for the same AT&T Management Relocation Plan (AT&TMRP) benefits accorded to other management employees (Attachment B). It is understood that your family will be remaining in Tennessee through June 1996. Therefore, effective with your month of hire, you will be paid a monthly amount of $6,000 (100% taxable). These monthly payments will cease after the earlier of (1) July 31, 1996 or (2) the month you relocate to your New Jersey residence. It is understood and agreed that these monthly payments will be made in lieu of the Lump Sum Payment (for interim living, home search, etc.) provided for in the AT&TMRP (see Attachment B).

It is agreed and understood that you will not talk about, write about or otherwise disclose the terms of existence of this employment letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor.

As indicated in the attached AT&T Non-Competition Guideline (Attachment C), a number of AT&T incentive arrangements and non-qualified pension and benefit plans are subject to non-competition constraints.

This offer is contingent upon successful completion of AT&T's pre-employment medical review process.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment

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contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

The incentive plans as well as the employee and Senior Management benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans and programs, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any such plans, programs and practices. Moreover, the summaries contained herein are subject to the terms of such plans, programs and practices.

For purposes of the Senior Management and employee benefits plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments reflected in this offer, e.g., hiring bonus, relocation, long term incentives, are not included in the calculation of any employee or Senior Management benefits (except for the AT&T Incentive Deferral Award Plan, which currently permits the deferral of annual incentives and Performance Shares).

By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to your previous employer will be disclosed or used by you at AT&T, and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with your to AT&T, and (2) you have brought to AT&T's attention and provided it with a copy of any agreement which may impact your future employment at AT&T, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions.

Don, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to the business as it develops over the coming years. We look forward to having you join us. If you have any questions, please don't hesitate to call me or Marty O'Donnell on (908) 221-3596.

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If you agree with the foregoing, and affirm that there are no agreements or other impediments not disclosed to AT&T that would prevent you from providing exclusive service to the Company, please sign this letter by August 11, 1995 in the space provided below and return the original executed copy to me.

                                   Sincerely,


--------------------------                        --------------
Acknowledged and Agreed to                             Date
Donald K. Peterson

Attachments